EX-34.1
(logo) PRICEWATERHOUSECOOPERS

PricewaterhouseCoopers LLP
350 South Grand Avenue
Los Angeles CA 90071
Telephone (213) 356 6000
Facsimile (813) 637 4444

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholder of Countrywide Home Loans, Inc. and Countrywide Home Loans Servicing, L.P.:

We have examined Countrywide Home Loans, Inc. ("CHL") and Countrywide Home Loans Servicing, L.P. ("Countrywide Servicing LP", and together with CHL, the "Servicer"), each a wholly-owned indirect subsidiary of Bank of America Corporation, together with their affiliates Countrywide Tax Services Corporation ("Countrywide Tax Services") and Newport Management Corporation ("Newport Management", and together with the Servicer and Countrywide Tax Services, the "Company"), compliance with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission's Regulation AB for publicly-issued (i.e., registered with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended) residential mortgage-backed securities (securities collateralized by residential mortgage loans, including prime, alternative loan products, sub-prime, HELOC and closed seconds) issued on or after January 1, 2006 for which the Company provides cash collection and administration, investor remittances and reporting (except for those activities relating to trustee and paying agent services), and pool asset administration (except for those activities relating to custodial operations of pool assets and related documents), and for which the related issuer has a fiscal year end of December 31, 2008. The platform excludes any transactions issued by any government sponsored enterprise for which the Company provides the servicing functions described in the preceding sentence (the Platform) described in the accompanying Assessment of Compliance with Applicable Servicing Criteria, as of December 31, 2008 and for the year then ended, excluding criterion 1122(d)(1)(iii), which the Company determined is not applicable to the servicing activities performed by them with respect to the Platform. Management is responsible for the Company's compliance with the servicing criteria. Our responsibility is to express an opinion on the Company's compliance with the servicing criteria based on our examination.

Our examination was conducted in accordance with standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of selected asset-backed transactions and securities that comprise the Platform, testing of selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the applicable servicing criteria. Our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to detect noncompliance arising from errors that may have occurred prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the servicing criteria.

Our examination disclosed the following material noncompliance with the servicing criteria set forth in Item 1122(d)(4)(vi) and 1122(d)(4)(vii) of Regulation AB applicable to the Company during year ended December 31, 2008. For criterion 1122(d)(4)(vi), in some instances changes with respect to the terms or status of an obligor's loan were made without the clear consent of the trustee. For criterion


(page)


1122(d)(4)(vii), certain loss mitigation or recovery actions were not initiated, conducted or concluded in accordance with the required timeframes established under the transaction agreements.

In our opinion, except for the material noncompliance described in the preceding paragraph, the Company complied with the aforementioned applicable servicing criteria as of and for the year ended December 31, 2008 for the Platform, in all material respects.


/s/ PricewaterhouseCoopers LLP

February 27, 2009